UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2007 (August 22, 2007)

KEY ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-8038	04-2648081
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of Principal Executive Offices and Zip Code)

713/651-4300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (See General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On August 22, 2007, pursuant to the Key Energy Group, Inc. 1997 Incentive Plan, as amended (the “Plan”), the Compensation Committee of the Board of Directors (the “Committee”) of Key Energy Services, Inc. (the “Company”) granted stock appreciation rights to all of our executive officers, including the following:

Name	Stock Appreciation Rights (number of Shares)
Richard J. Alario Chairman, President and Chief Executive Officer	224,719

William M. Austin Senior Vice President and Chief Financial Officer	102,294

Newton W. Wilson III Senior Vice President and General Counsel	74,906

Kim B. Clarke Senior Vice President and Chief People Officer	49,157

Jim D. Flynt Senior Vice President — Western Region	35,112

Each stock appreciation right (“SAR”) award granted has a ten-year term from the date of grant and, subject to the executive officer’s employment with the Company on each such anniversary, vests in equal annual installments on the first, second and third anniversaries of the date of grant.  The per share exercise price of each SAR is $14.32, which the Committee has determined to be the fair market value of a share of the Company’s common stock on the date of grant. An SAR recipient will not actually pay the exercise price to exercise an SAR.  Upon the exercise of an SAR, the recipient will receive the spread between the exercise price and the fair market value of a share of the Company’s common stock on the date of exercise multiplied by the number of shares of common stock for which the SAR was exercised.  All payments will be made in shares of the Company’s common stock.  Prior to exercise, the SAR does not entitle the recipient to receive any shares of the Company’s common stock and does not provide the recipient with any voting or other stockholder rights.  Each grant was made pursuant to the Form of Stock Appreciation Right Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)                   Exhibits.

99.1                 Form of Stock Appreciation Right Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: August 24, 2007	By:	/s/ Newton W. Wilson III
Newton W. Wilson III
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Stock Appreciation Right Agreement.